PRICING SUPPLEMENT NO. 96-41 Dated February 7, 1997    Rule 424(b)(2)
To Prospectus Supplement Dated August 22, 1996      File No. 33-64357






                   BENEFICIAL CORPORATION


                Medium-Term Notes, Series H
                     (Book Entry Notes)


The Price to Public of these Medium-Term Notes, Series H, is
100% (as a  percentage of Principal Amount).  The Principal
Amount, Settlement Date (Original Issue Date), Maturity Date and Interest Rate Per Annum are as follows:



                                                      Interest
Principal       Settlement            Maturity        Rate
Amount          Date                  Date            Per Annum

$10,000,000   February 12, 1997   February 13, 2002   6.54%
$20,000,000   February 12, 1997   February 14, 2005   6.90%
$21,000,000   February 12, 1997   February 12, 2007   7.00%